Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Urban Outfitters, Inc. (the “URBN” or “Company”) and Tricia Smith (the “Executive”) as of February 20, 2021.

WHEREAS, the Company desires to employ the Executive as its Global Chief Executive Officer, Anthropologie Group and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1.	Employment.

(a)Term. The term of this Agreement shall begin on April 12, 2021 (the “Effective Date”), and shall continue until sooner terminated by either party as set forth below. The period commencing on the Effective Date and ending on the date on which the term of the Agreement terminates is referred to herein as the “Term.”

(b)Duties. During the Term, the Executive shall serve as the Global Chief Executive Officer, Anthropologie Group of the Company with duties, responsibilities and authority commensurate therewith and shall report to the Co-President and Chief Creative Officer, URBN (the “CEO”). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the CEO. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, non-competition covenant, or other agreement that would be breached by, or prohibit the Executive from executing, this Agreement and performing fully Executive’s duties and responsibilities hereunder.

(c)Best Efforts. During the Term, the Executive shall devote her best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 14 below. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 14 below.

(d)Principal Place of Employment. The Executive understands and agrees that her principal place of employment will be in the Company’s offices located in the Philadelphia metropolitan area and that the Executive will be required to travel for business in the course of performing her duties for the Company.

2.	Compensation.

(a)Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $750,000.00, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Board pursuant to the normal performance review policies for senior level executives and may be adjusted from time to time as the Compensation Committee deems appropriate, provided however that Executive’s salary shall not be reduced unless such reduction is uniformly applied to other executives at the same or a similar level as a result of business needs. The Compensation Committee of the Board may take any actions of the Board pursuant to this Agreement.

(b)Sign on Bonus. The Company shall issue Executive in her first regularly scheduled pay day following her start date two payments: (1) a payment of $175,000 (grossed up for taxes), intended for Executive to use in part to reimburse her former employer for paid but unvested bonus compensation, and (2) a payment of $300,000 (not grossed up for taxes) intended as a sign on bonus. If Executive resigns without Good Reason or is terminated for Cause within 12 months of her start date, then Executive agrees to repay the gross amount of both payments and hereby authorizes the Company to set off repayment against any outstanding amounts owed to Executive.

(c)Annual Bonus. The Executive shall be eligible to receive an annual bonus for each fiscal year during the Term, commencing with Fiscal Year ‘22, based on the attainment of individual and corporate performance goals and targets established by the Board (“Annual Bonus”). The Executive will be eligible to earn an Annual Bonus for any fiscal year during the Term up to 150% of the Executive’s annual Base Salary as set forth in the annual bonus goals and targets established by the Board. Any Annual Bonus shall be paid at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that in no event shall the Executive’s Annual Bonus be paid later than March 15 after the calendar year to which the Annual Bonus relates. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company, including requirements as to continued employment, if any, subject to the provisions of Section 6 below. Notwithstanding the foregoing, if she is employed on the applicable payment date, Executive shall be guaranteed that her Annual Bonus for Fiscal Year ’22 shall not be less than 50% of her Base Salary, and that her Annual Bonus for Fiscal Year ’23 shall not be less than 25% of her Base Salary. Executive’s Annual Bonus will be prorated according to the length of time in position, if applicable.

(d)Equity Compensation. Executive will receive a new hire grant of 30,000 Restricted Stock Units (“RSUs”) pursuant to the Company’s applicable Stock Incentive Plan and standard grant instrument. The Award of RSUs is subject to approval of the Administrator under the applicable incentive plan, and will be granted on the date of the next regular Board of Director’s meeting following Executive’s start date. Conditioned on continued employment and the terms of the applicable incentive plan and grant instrument, the RSU’s will vest as follows:

(1) 1/3 on the second anniversary of the grant date, (2) 1/3 on the third anniversary of the grant date, and (3) 1/3 on the fourth anniversary of the grant date.

(e)Relocation Payment. The Company will pay Executive a Lump Sum Relocation allowance of $205,000 (grossed up for taxes), and payment for 6 months of temporary housing. The lump sum payment will be subject to URBN’s “Lump Sum Plus Relocation Policy”. Executive acknowledges receipt of the Lump Sum Plus Relocation Policy. If Executive resigns without Good Reason or is terminated for Cause within 12 months of her start date, Executive agrees to repay the gross amount of the lump sum relocation payment, and hereby authorizes the Company to set off repayment against any outstanding amounts owed to Executive.

3.Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans and programs available to employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date. To the extent Executive incurs COBRA premiums during her first 90 days’ employment with URBN, the Company will reimburse Executive for such premiums.

4.Vacation. During the Term, the Executive shall be entitled to 20 days of vacation each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

5.Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of her duties hereunder in accordance with such reasonable accounting procedures as the Company may adopt generally from time to time for executives.

6.Termination without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause. The Executive may terminate the

Executive’s employment hereunder upon written notice of a termination for Good Reason as set forth below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(a)The Company will pay the Executive an amount equal to one times the Executive’s annual Base Salary, Payment shall be made over the one year period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days after the Executive’s termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

(b)The Company will subsidize the expense of Executive’s continuation of medical, dental and vision benefit coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 over the one-year period following the termination date (“COBRA Subsidy”). With respect to the COBRA Subsidy, the Company will pay COBRA premiums directly to the Plan’s COBRA Administrator provided that Executive timely elect COBRA coverage directly through the COBRA Administrator.

(c)The Company shall pay any other amounts earned, accrued, vested and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, regardless of whether the Executive executes or revokes the Release.

7.Cause. The Company may terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company.

8.Voluntary Resignation without Good Reason. The Executive may voluntarily terminate employment without Good Reason for any reason upon 60 days’ prior written notice to the Company. No payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued, vested and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. The Company may elect, in its sole discretion, to end Executive’s active employment prior to the end of the 60 day notice period but will pay Executive through the end of the 60 day notice period.

9.Disability. If the Executive incurs a Disability during the Term, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any amounts earned, accrued, vested and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.

10.Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued, vested and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11.Resignation of Positions. Effective as of the date of any termination of employment, the Executive will resign and will be deemed to have resigned all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates.

12.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)“Cause” shall mean the Executive’s (1) breach of any material provision of this Agreement or any confidentiality, non-solicitation, non-competition or inventions assignment agreement with the Company; (2) commission of an act of dishonesty, fraud, embezzlement or theft; (3) engagement in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (4) willful failure to perform the material duties of Executive’s position (other than by reason of Disability) that is not cured to the satisfaction of the CEO within five days after the Company’s written notice to the Executive specifying the failure; (5) commission of a felony or any crime of moral turpitude; or (6) material violation of the Company’s code of conduct or written employment policies, which is not cured (if susceptible to cure) to the satisfaction of the CEO within five days after the Company’s written notice to the Executive specifying the breach or violation.

(b)“Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:

(1)A material diminution by the Company of the Executive’s authority, duties or responsibilities;

(2)A material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);

(3)A material diminution in the Executive’s Base Salary; or

(4)Any action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period.

(c)“Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in the form attached hereto as Exhibit A, subject to such legally required changes as the Company may require.

13.	Section 409A.

(a)This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and its corresponding regulations, or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

(b)	All payments to be made upon a termination of employment under this

Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c)All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

14.	Restrictive Covenants.

(a)	Non-Solicitation of Company Personnel. The Executive agrees that during the

Executive’s employment with the Company and its Affiliates and the 12-month period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or

Affiliate and the first date of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection.

(b)Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 14(d) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship.

(c)Reports to Government Entities. Nothing in this Agreement shall restrict or prohibit the Executive from initiating communications directly with, responding to any inquiries from, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive shall not need the prior authorization of the Company to engage in conduct protected by this paragraph, and the Executive does not need to notify the Company that Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(d)Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorneys and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally. Notwithstanding anything herein to the contrary, this Agreement shall not apply to an invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or confidential information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (2) result from any work performed by Executive for the Company.

(e)Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession, under the

Executive’s control or to which the Executive may have access. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.

15.	Legal and Equitable Remedies.

(a)Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 14 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 14 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 14. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 14 are unreasonable or otherwise unenforceable.

(b)Unless resolved pursuant to the terms of an arbitration agreement, the Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Pennsylvania, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(c)Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 14, the Company shall be obligated to provide only the compensation and accrued benefits required by any Company benefit plans, policies or practices then applicable to the Executive in accordance with the terms thereof, and all payments under Section 2 or Section 6 hereof, as applicable, shall cease. In such event, the Company may require that the Executive repay all amounts theretofore paid to her pursuant to Section 6 hereof, and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.

16.Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, Sections 14, 15 and 24) shall survive any termination of the

Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

17.Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(a)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax

(b)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c)All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by Executive immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and Executive within ten days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

18.Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Attention: General Counsel

Urban Outfitters, Inc.

5000 South Broad Street

Philadelphia, PA 19112

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

19.Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

20.Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

21.Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.

22.Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

23.Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or its Affiliates, Executive shall be indemnified by the Company, and the Company shall pay Executive’s related expenses when and as incurred, to the fullest extent permitted by the laws of the Commonwealth of Pennsylvania and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company and its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors and officers insurance applicable to other officers and directors.

24.Cooperation. Executive agrees to cooperate with Company and its attorneys, both during and for twelve months after the termination of Executive’s employment, in connection with any litigation or other proceeding arising out of or relating to matters of which Executive was involved prior to the termination of Executive’s employment. Executive’s cooperation shall include, without limitation, providing assistance to Company’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that

Executive’s cooperation is requested after the termination of Executive’s employment, Company will (a) seek to minimize interruptions to Executive’s schedule to the extent consistent with its interests in the matter; and (b) reimburse Executive for all reasonable and appropriate out-of- pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses.

25.Entire Agreement. This Agreement, together with any mutual arbitration agreement between Company and Executive, sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.

26.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the Commonwealth of Pennsylvania without regard to rules governing conflicts of law.

28.Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

URBAN OUTFITTERS, INC.

/s/ Richard A. Hayne
Name:	Richard A. Hayne
Title:	Chief Executive Officer
Date:	2/20/2021

EXECUTIVE

/s/ Tricia Smith
Name:	Tricia Smith
Date:	2/20/2021

EXHIBIT A

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

1.I,____________________, for and in consideration of certain payments to be made and the benefits to be provided to me under the Employment Agreement, dated as of ____________, 201_ (the “Employment Agreement”) with Urban Outfitters, Inc. (the “Company”) on the date this Release becomes irrevocable, and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, shareholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the date this Release is executed by me, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 U.S.C §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq., as amended (“Title VII”), the Civil Rights Act of 1871, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 2 U.S.C. §§ 60 et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621 et seq., as amended (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Americans with Disabilities Act of 1990, 29 U.S.C. §§ 706 et seq. (the “ADA”), the Family Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., as amended (the “FMLA”, the Equal Pay Act of 1963, 29 U.S.C. §§ 206(d) et seq., as amended (the “EPA”), the Employee Retirement Security Act of 1974, 29 U.S.C. §§ 301 et seq., as amended (“ERISA”), the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the common law of the Commonwealth of Pennsylvania and any similar law of any state or governmental entity, and any contracts between the Company and me, and any common law claims now or hereafter recognized and all claims for counsel fees and costs. Notwithstanding any language to the contrary contained herein, the release and discharge of rights and claims herein arising under the ADEA does not include any waiver of rights or claims that may arise after the date this Release is executed by me. Expressly excluded from this Release, however, are (i) all express obligations of the Company under this Release, (ii) my existing right to receive accrued benefits under and pursuant to any employee benefit plan maintained by the Company, (iii) indemnification under the terms of the Company’s charter or bylaws as applicable to officers of the Company with respect to matters that occurred while the Executive served as an officer of the Company, and coverage under any applicable directors and officers insurance policy maintained by the Company, and (iv) any non- waivable claims such as unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq., as amended, or health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et seq., as amended.

2.Subject to the limitations of Section 1 above, I expressly waive all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims.

3.I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on_____________________, 20_and the Company has no obligation, contractual or otherwise to me to hire, rehire or reemploy me in the future. I acknowledge that the terms of the Employment Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4.I hereby agree and acknowledge that the payments and benefits provided by the Company pursuant to Section 6 of the Employment Agreement are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Employment Agreement was, and this Release is, executed voluntarily to provide an amicable resolution of my employment relationship with the Company.

5.I hereby acknowledge that nothing in this Release or the Employment Agreement shall prohibit or restrict me from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, I am waiving my right to receive any individual monetary relief from the Company resulting from such claims or conduct, regardless of whether I or another party has filed them, and in the event I obtain such monetary relief the Company will be entitled to an offset for the payments made pursuant to the Employment Agreement. This Release does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. I do not need the prior authorization of the Company to engage in conduct protected by this paragraph, and I do not need to notify the Company that I have engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

6.I hereby agree not to disclose the terms of this Release to anyone, except to my spouse, attorney and tax or financial advisor. Likewise, the Company agrees that the terms of this Release will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law.

7.I hereby certify that I have read the terms of this Release, that I have been advised by the Company to discuss it with my attorney, that I have received the advice of counsel and that I understand its terms and effects. I acknowledge, further, that I am executing this Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Employment Agreement, which I acknowledge is adequate and satisfactory to me. None of the above named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this Release other than those contained herein.

8.I hereby acknowledge that I have been informed that I have the right to consider this Release for a period of [21/45] days prior to execution. I also understand that I have the right to revoke this Release for a period of seven (7) days following execution by giving written notice to the Company at__________________________, Attention:_________________.

9.I hereby further acknowledge that the terms of Sections 14 and 15 of the Employment Agreement shall continue to apply for the time periods provided therein and that I will abide by and fully perform such obligations.

10.This Release, and the provisions of the Employment Agreement that survive Executive's termination of employment, constitute the complete and entire understanding between the parties, and supersede any and all prior agreements and understandings between the parties to the extent they are inconsistent with this Release and the Employment Agreement.

11.If any provision of this Release is deemed invalid, the remaining provisions shall not be affected.

12.The provisions of this Release shall be governed by the laws of Commonwealth of Pennsylvania, without regard to any choice of law provisions.

Intending to be legally bound hereby, I execute the foregoing Release this _____ day of __________,_____.

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